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                           INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
National Quality Care, Inc.


We consent to incorporation by reference in the registration statements
(Nos. 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287,
333-34703, 333-45145, 333-46967, and 333-49059), on Form S-8 of National Quality
Care, Inc. of our report dated March 3, 1998, except as to the sixth paragraph of note 6, which is as of April 7, 1998, relating to the consolidated balance sheet of National Quality Care, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-KSB of National Quality Care, Inc.




KPMG Peat Marwick LLP

Los Angeles, California
April 13, 1998